Exhibit 10.15

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter “this Agreement”) is made this 19th day of March 2010 between Rib-X Pharmaceuticals, Inc., a Delaware corporation, (hereinafter “the Company”) and Mark Leuchtenberger an individual who resides at 20 Old Farm Road, Newton, Massachusetts 02459 (hereinafter the “Executive”).

WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer and the Executive desires to be so employed by the Company, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve as the President and Chief Executive Officer of the Company. The Executive agrees to perform such services customary to that office and other such duties and responsibilities as shall from time to time be assigned to him by the Company’s Board of Directors (the “Board”). The Executive may hire senior level executives with the Board’s approval, which approval shall not be unreasonably withheld. The Executive further agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company. The Executive may continue to serve on the board of directors of Beth Israel Deaconess Medical Center, the Massachusetts Biotech Council and Wake Forest University, and may agree to serve on up to two (2) additional “for-profit” boards upon prior approval of the Board, which approval will not be unreasonably withheld, provided, however, that the Executive’s participation in such activities does not unreasonably interfere (as determined in the good faith discretion of the Board), with the performance of his duties hereunder. The Executive shall perform his full-time services at the Company’s offices in New Haven, Connecticut or as otherwise agreed with the Board; provided that, the Executive may be required to travel as necessary to perform his duties hereunder.

2. Board of Directors. While the Executive remains employed with the Company under this Agreement, the Executive shall be elected to serve as a director on the Board. In the event the Executive’s employment terminates for any reason, the Executive shall concurrently resign his appointment as a director.

3. Term of Employment. The Executive’s employment shall commence on March 23, 2010 (the “Commencement Date”). The Executive’s employment hereunder shall be at-will, and either the Executive or the Company may terminate the Executive’s employment at any time, with or without notice, and for any reason on thirty (30) days prior written notice by one party to the other party. Nothing contained herein shall be deemed to constitute a promise or representation of guaranteed employment or employment for any specific period of time.

4. Compensation and Other Related Matters.

(a) Salary. As compensation for services rendered hereunder, the Executive shall initially receive an annual Base Salary of $400,000, less applicable withholding, which salary shall be paid in accordance with the Company’s then prevailing payroll practices. The Company’s Board agrees to review such salary annually and consider appropriate increases, if any, with the first such review occurring within sixty (60) days after the end of calendar year 2010.

(b) Bonus. During the term of this Agreement, and in the Company’s sole discretion, the Executive shall be eligible to receive an Annual Bonus of up to 50% of his Base Salary (subject to applicable withholdings) at the end of each calendar year based on the Executive and the Company successfully achieving targeted annual performance objectives established by the Board. The Board shall attempt, in good faith, to establish such annual performance objectives for calendar year 2010, in writing, within the sixty (60) day period following the Commencement Date. The Board, in its sole discretion, shall determine the extent to which the Executive has achieved the performance objectives upon with the Annual Bonus is based, and the amount of Annual Bonus to be paid to the Executive, if any. The Annual Bonus is not earned until it is approved in writing by the Board. To receive such Annual Bonus, the Executive must still be employed with the Company as of December 31 of the year for which the Annual Bonus is payable and not be in breach of this Agreement. The Annual Bonus shall be payable prior to March 15 of the following calendar year. The Executive shall receive a pro-rata portion of the Annual Bonus that relates to calendar year 2010 based on the actual Commencement Date.

(c) Signing Bonus. The Company shall pay the Executive a signing bonus in an aggregate amount of $50,000, less applicable withholding, (the “Signing Bonus”) on the Commencement Date. If the Executive terminates his employment for any reason other than Good Reason (as defined below) prior to the one-year anniversary of the Commencement Date, the Executive shall return the Signing Bonus to the Company within ten (10) days of the date of termination.

(d) Equity Incentive.

(i) Grant of Options. On the Commencement Date, the Company shall grant the Executive an option to purchase 13,339,196 shares of the common stock of the Company (the “Option”), representing 4% of the equity of the Company on a fully diluted basis, pursuant to and subject to the terms and conditions in the Company’s 2001 Stock Option and Incentive Plan (the “Plan”). The exercise price of the Option shall be the fair market value of the Company’s common stock on the Commencement Date, as determined by the Board in its reasonable, good faith discretion. The Option shall initially be unvested and, provided the Executive remains employed by the Company on the applicable vesting date, shall vest over time as follows: (i) 25% of the Options shall vest on the first anniversary of the Commencement date; and (ii) the remaining 75% of the Options shall vest at the rate of 1/48th of the Options per month on each monthly anniversary of the Commencement Date such that all of the Options shall be vested fully on the fourth anniversary of the Commencement Date. All unvested Options shall immediately vest and become exercisable upon the effective date of a Change in Control, as that term is defined in the Option Agreement.

(ii) Anti-Dilution. If the Company consummates an equity financing prior to March 31, 2011 which results in aggregate proceeds to the Company of at least $20 million (the “Transaction”), the Executive’s Option will constitute less than 4% of the

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Company’s equity on a fully diluted, as-if exercised basis (assuming full conversion of all convertible securities, including the exchange of all exchangeable shares, and full exercise of all outstanding warrants and options and all options reserved for issuance under the Plan) (a “Fully Diluted Basis”). Accordingly, upon the occurrence of such Transaction, the Company agrees to grant the Executive the option to purchase additional shares of the common stock of the Company (the “Second Option”) such that the Option and the Second Option together represent 4% of the equity of the Company on a Fully Diluted Basis. The Second Option shall be granted to the Executive pursuant to and subject to the terms and conditions of the Plan. The exercise price of the Second Option shall be the fair market value of the Company’s common stock on the date the Transaction becomes effective and shall be based on the fair market value of the Company as determined by the Transaction. The Second Option shall initially be unvested, and provided the Executive remains employed by the Company on the applicable vesting date, shall vest on the same terms and conditions as the Option.

(e) Other Benefits. The Executive shall be entitled to thirty (30) days of vacation leave per year. Additional fringe benefits, perquisites and other benefits of employment to be provided to the Executive, including without limitation, retirement, health, life and disability insurances, shall be equivalent to such benefits and perquisites as are provided to other senior executives of the Company as amended from time to time. If at any time the Company provides a greater level of benefits to any other senior executive of the Company, then the Executive shall be entitled to receive such benefits.

(f) Expense Reimbursement. The Executive will be reimbursed for all reasonable out-of-pocket expenses actually incurred by him in the furtherance of his duties under this Agreement. Such expenses shall be reimbursed upon submission to the Company of invoices containing original receipts for all such expenditures, and upon review by the Company with respect to the reasonable nature thereof. If a business expense reimbursement is not exempt from Section 409A of the United States Tax Code, (i) any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year; (ii) a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment; and (iii) reimbursement shall be made no later than the end of the calendar year following the calendar year in which the Executive incurred the related expense.

(g) Temporary Travel and Housing Expenses. The Company shall reimburse the Executive (on a fully grossed up, tax neutral basis) for reasonable expenses incurred by the Executive in connection with (i) his travel from his home in Newton, Massachusetts to New Haven, Connecticut; (ii) the lease by the Executive of an apartment in New Haven, Connecticut, and additional expenses associated with such lease including, but not limited to, utilities and insurance (the “Housing Expenses”) provided, however, that reimbursement of such Housing Expenses shall not exceed $2,000 per month; and (iii) the purchase by the Executive of household furnishings (the “Furnishing Expenses”), provided, however, that reimbursement of such Furnishing Expenses shall not exceed $10,000. The expenses under this Paragraph 4(g) shall be reimbursed upon submission to the Company by the Executive of invoices containing original receipts of such expenditures. If any of the foregoing expense reimbursements are not exempt from Section 409A of the United States Tax Code, (i) any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year; (ii) a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment; and (iii) reimbursement shall be made no later than the end of the calendar year following the calendar year in which the Executive incurred the related expense.

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5. Termination Benefits. If the Executive’s employment is terminated by the Company without Cause, or by the Executive with Good Reason, if the Executive dies, or becomes Disabled and the Executive is thereafter terminated (the “Termination”), provided that within sixty (60) days following the date the termination of the Executive’s employment becomes effective, the Executive executes a severance agreement and mutual release of claims in a form reasonably satisfactory to the Company (the “Release”), and the Release becomes binding and non-revocable within that time, the Company shall pay to the Executive

(a) no later than the sixtieth (60) day following the date the termination of the Executive’s employment became effective (A) twelve (12) months of his Base Salary (at the rate in effective immediately prior to the Termination) if the Termination occurs on or before the second anniversary of the Commencement Date; or (B) eighteen (18) months of his Base Salary (at the rate in effective immediately prior to the Termination) if the Termination occurs after the second anniversary of the Commencement Date (each, the “Salary Continuation Period”), in one lump-sum amount (less required withholdings);

(b) the pro-rata portion of the Annual Bonus for the year in which the termination of the Executive’s employment occurs, payable no later than March 1 of the following year, in one lump-sum amount (less required withholdings); and

(c) if the Executive elects continuing group medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement of the employer portion of the costs (consistent with the Company’s policy for active employees) of such continuation coverage until the later of (i) the end of the Salary Continuation Period; or (ii) the date that the Executive is eligible for coverage under another group health plan, subject to the terms of the Company’s plan and applicable law.

Except as provided for in this Paragraph 5, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement.

For purposes of this Agreement, “Cause” means the Company terminated the Executive’s employment because the Executive: (i) willfully failed to follow lawful, written directions communicated to him by the Board of Directors; (ii) willfully engaged in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) acted with material dishonesty or materially breached any fiduciary duty owed to the Company; (iv) was convicted of, pleaded guilty to or confessed to an act of fraud, misappropriation or embezzlement or to any felony; (v) used illegal substances at any time; or (vi) materially breached this Agreement or the Non-Disclosure and Developments Agreement, provided that the Company first notified the Executive in writing of the acts or omissions constituting Cause under (i), (ii), (iii) or (vi) and the Executive failed to cure such acts or omissions (if curable) within thirty (30) days of receiving the Company’s notice.

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For purposes this Agreement, “Good Reason” means the Executive resigned his employment because the Company: (i) materially diminished the Executive’s Base Salary; (ii) materially diminished the Executive’s authority, duties or responsibilities as President and Chief Executive Officer; (iii) required the Executive to relocate permanently to an office more than fifty (50) miles from New Haven, Connecticut without the Executive’s consent; or (iv) materially breached the terms of this Agreement, provided that with respect to (i), (ii), (iii), or (iv), the Executive’s resignation for Good Reason will only become effective if the Company fails to cure the acts or omissions giving rise to a resignation of the Executive’s employment for Good Reason with thirty (30) days of receiving written notice from the Executive stating his intent to resign his employment for Good Reason and specifying the Company’s acts or omissions under the applicable provision giving rise to a resignation of his employment for Good Reason. The Executive must provide this notice to the Company within ninety (90) days of the date the acts or omissions giving rise to a resignation of his employment for Good Reason first arise. The Executive’s resignation shall become effective on the thirty-first (31st) day following the date the Company receives the Executive’s written notice.

For purposes of this Agreement, “Disabled” means (i) the Executive is not able to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

(d) Separation of Service. This Paragraph 5 is intended to be an involuntary separation pay plan, with respect to a termination without Cause or for Good Reason, pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), and constitutes a short term deferral pursuant to Treas. Reg. § 1.409A-1(b)(4), and thus not “nonqualified deferred compensation” subject to Section 409A of the Tax Code. If this Paragraph 5 is deemed to provide benefits that are deemed to be “nonqualified deferred compensation” with respect to a termination for Cause, for Good Reason, or any other termination of employment, then the following interpretations apply to this Paragraph 5. Any termination of the Executive’s employment under Paragraph 5 of this Agreement triggering payment of benefits must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the United States Tax Code (the “Code”) and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment terminate), any benefits payable under Paragraph 5 that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs. Further, if the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective and the payment of the amounts described in Paragraph 5 constitute non-qualified deferred compensation, the payment of which would result in penalties under Section 409A of the Code, then such payments shall be delayed

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until the business day following the six-month anniversary of the date his separation from service becomes effective, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the business day following the six-month anniversary of the date his separation from service becomes effective, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Paragraph 5 of this Agreement. It is intended that each installment of the payments and benefits provided under Paragraph 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

6. Confidentiality and Restrictive Covenants. As a condition of employment, the Executive must execute the attached Company Non-Disclosure and Developments Agreement.

7. Disputes.

(a) Arbitration. The Executive and the Company will arbitrate any and all controversies, claims or disputes arising out of or relating to this Agreement or the Executive’s employment with the Company (“Claims”) before the American Arbitration Association (“AAA”) before a single arbitrator in accordance with the AAA’s National Rules for the Resolution of Employment Disputes. The arbitration shall be held in New Haven, Connecticut. The Executive waives any right to a trial by jury in any controversy, claim or dispute with the Company, including those that arise under any federal, state or local law, including without limitation, claims of harassment, discrimination or wrongful termination under common law or under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act.

(b) Non-Disclosure and Developments Agreement. Notwithstanding the provisions of Paragraph 7(a), the Company shall not be compelled to arbitrate claims arising under the Non-Disclosure and Developments Agreement and may institute judicial proceedings to enforce that agreement pursuant to Section 11 of that agreement.

(c) Administrative Claims. While this Agreement precludes the Executive from filing a court action for any Claim against the Company, this Agreement does not prohibit the Executive from filing an administrative charge with a local, state or federal administrative body.

8. Miscellaneous.

(a) Successors; Binding Agreement. This Agreement and the obligations of the Company hereunder and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

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(b) Notice. All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Company:

Rib-X Pharmaceuticals, Inc.

Attn: Secretary of the Board

300 George Street, Suite 301

New Haven, CT 06511

With a copy to:

Daniel Follansbee, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

If to the Executive:

20 Old Farm Road

Newton, Massachusetts 02459

With a copy to:

Russell Conn, Esq.

Conn Kavanaugh Rosenthal Peisch & Ford, LLP

Ten Post Office Square

Boston, MA 02109

or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law rules thereof.

(d) Waivers. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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(e) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(f) Professional Fees. The Company shall reimburse the Executive for the Executive’s reasonable professional fees and costs (not to exceed $10,000) incurred during 2010 in connection with legal and financial advice pertaining to and negotiation of this Agreement and the transition of his employment to the Company, upon presentation to the Company of bills or invoices for such services and such other supporting information as the Company may reasonably require. Such payment or reimbursement shall be made no later than thirty (30) days following presentation to the Company of the bill or invoice for such services.

(g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(h) Entire Agreement. This Agreement, the Non-Disclosure and Developments Agreement and any grant agreement awarding options under the Plan collectively set forth the entire agreement and understanding of the parties in respect of the subject matter contained herein and therein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

(i) Modifications. This Agreement may only be modified in a writing signed by both the Company and the Executive.

(j) Headings Descriptive. The headings of .the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

(k) Capacity. The Executive represents and warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

Signature page follows

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

MARK LEUCHTENBERGER	RIB-X PHARMACEUTICALS, INC.

/s/ Mark Leuchtenberger	By:	/s/ Jonathan Leff
Name: Jonathan Leff
Title: Chairmain, Executive Committee of Board of Directors

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